PROSPECTUS SUPPLEMENT

                     (To Prospectus dated October 26, 2001)

                                1,073,049 Shares

                                ACTIVISION, INC.

                                  Common Stock

                         ______________________________

     The stockholders of Activision, Inc. listed in this prospectus supplement under the section entitled "Selling Stockholders" are offering and selling up to 1,073,049 shares of Activision's common stock under this prospectus.

     All of the Selling Stockholders acquired their shares of Activision common stock in connection with Activision's acquisition on October 1, 2001 of Treyarch Invention LLC, a California based console software development company. The Selling Stockholders were all of the members and certain employees of Treyarch. This prospectus supplement reflects the release of certain shares of Activision common stock which had been subject to certain software program delivery and revenue requirements.

     Activision will not receive any of the proceeds from the sale of shares being offered by the Selling Stockholders.

     Activision's common stock is traded on the Nasdaq National Market under the symbol "ATVI." The last reported sale price for the common stock on July 5, 2002 was $27.23 per share.

     No underwriting is being used in connection with this offering of common stock. The shares of common stock are being offered without underwriting discounts. The expenses of this registration will be paid by Activision. Normal brokerage commissions, discounts and fees will be payable by the Selling Stockholders.

     Activision's principal executive offices are located at 3100 Ocean Park Boulevard, Santa Monica, California 90405, telephone number (310) 255-2000.

     For a discussion of certain matters that should be considered by prospective investors, see "Risk Factors" starting on page 2 of the Prospectus dated October 26, 2001.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of common stock offered or sold under this prospectus or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

             The date of this Prospectus Supplement is July 9, 2002.



                              SELLING STOCKHOLDERS

     The following table reflects (i) the beneficial ownership by the Selling Stockholders of an additional 101,635 shares of Activision Common Stock which had been subject to certain software program delivery and revenue requirements and (ii) the addition of a donee of 6,750 shares of Activision Common Stock as a Selling Stockholder. This table supplements and must be read in conjunction with the table set forth in the Prospectus Supplement dated November 20, 2001, to the Prospectus dated October 26, 2001.



                                                    Number of
                                                Additional Shares
          Name of Selling Stockholder            of Common Stock
          ---------------------------           -----------------

          Aeria, Zach                                   43
          Agraviador, Arnold                           928
          Akaike, Akihiro                              696
          Akemann, Peter                            14,023
          Akopyan, Loudvik                             130
          Altman, Matt                                 109
          Anderson, Jennifer                            43
          Andrunas, John                               217
          Argoud, Doris                                279
          Baird, Shawn                                 570
          Bare, Jason                                2,436
          Bendis, Scott                                217
          Bortoluzzi, Alex                           1,829
          Bower, Thad                                  398
          Brainerd, Wade                             1,412
          Burgess, Joel                                696
          Busic, L. Christian                          946
          Busse, Christopher                         1,445
          Bustamante, Sergio                           690
          Byelay, Dymtro                               522
          Capistrano, Shawn                          3,275
          Carlson, Marc                                 87
          Caruso, Mike                                 130
          Chao, James                                2,720
          Chen, Peter                                  217
          Chien, Tsung-Kuei                            696
          Cook, David                                  262
          Davis, Wendy                                 130
          DeHart, John                                  43

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

                                                    Number of
                                                Additional Shares
          Name of Selling Stockholder            of Common Stock
          ---------------------------           -----------------

          Dharwadkar, Amrit                             87
          Donlon, Martin                               696
          Doran, Nicholas                              511
          Doss, Ian                                    130
          DuBois, Daniel                                65
          Dumlao, Darwin                               217
          Dzhavadov, Viacheslav                        130
          Eastepp, Travis                              391
          Edelstein, Paul                              435
          Erdman, Christopher C.                       737
          Fedasz, Stephen                              130
          Fiederer, Joerg                              217
          First Lutheran Church of Venice            6,750
          Ford, Tim                                    130
          Fristrom, James                            2,138
          Giampa, Kristopher                           130
          Gilman, Sukru                                524
          Gluck, Florent                               522
          Goldman, Daniel                              217
          Grace, Bradley                               304
          Hayes, Jeff                                  478
          Hosfeld, Ian-Peter                           696
          Hughes, Patrick                              146
          Ikeda, Lisa                                  217
          Ishihara, Glenn                               53
          John, Gregory                              1,194
          Johnson, Sean                                130
          Juneau, Jason                                174
          Krug, Barbara                                262
          Kwok, Tony                                   217
          Lakshmanan, Srini                            610
          Lauf, Jonathan                             1,000
          Lee, Winnie                                  130
          Likeness, Don                             14,403
          Long, Susan                                   87
          Lydon, John                                  130
          Mailhot, Michel                              435

                                                    Number of
                                                Additional Shares
          Name of Selling Stockholder            of Common Stock
          ---------------------------           -----------------

          McMahan, Michael                             870
          McAlpine, Terri                               87
          McKesson, Jason                              217
          Michon, Nick                                  33
          Montague, Mike                               217
          Moriwaki, Yoshitomo G.                     1,887
          Morrisroe, Brian                             696
          Nau, Mark                                  1,134
          Olson, Evan                                  262
          Palmer, Sean                                 337
          Parker, Jeremy                               696
          Parkinson, Bobby                             435
          Pasko, Kevin                                 326
          Pavone, Eric                                 696
          Petty, Cameron                               174
          Probst, Timothy                              304
          Rakunas, Adam                                130
          Rappaport, Douglas                           522
          Rhoades, Matthew                             783
          Rusch, Matthew                               217
          Sahuc, Pascal                                551
          Samonte, Rey                                 261
          Sanchez, Roberto                           1,131
          Santa Ana, Jake                            1,305
          Santat, Daniel                               174
          Santoso, Petrus                              261
          Sereda, Eduard                               348
          Smilovitch, Timothy                        1,000
          Soares, Christopher                        1,485
          Stanev, Dimiter (Malkia)                     304
          Steinmann, Eric                           13,235
          Stone, Erik                                  174
          Swihart, Andrew                              130
          Tarvin, Derek                                130
          Taylor, Greg                                 870
          Tolman, Tiffany                              115
          Tolman, Charles                            1,352
          Tomatani, Kevin                              217
          Touevsky, Krassimir                          522

                                                    Number of
                                                Additional Shares
          Name of Selling Stockholder            of Common Stock
          ---------------------------           -----------------

           van Zelm, John                              217
           Vance, Michael                            1,305
           Vezina, Jean-Francois (Jeff)                 33
           Villasenor, Rose                            446
           Wadey, Charles                              348
           Whitehead, Paul                             174
           Zachary, James                            1,131
           Zamkoff, Jonathan                         1,131


           All Selling Stockholders as a Group     108,385

     Activision entered into an agreement and plan of merger (the "Merger Agreement") with Activision Publishing Inc., Treyarch Invention LLC ("Treyarch"), Don Likeness, Peter Akemann, Eric Steinmann, Shawn Capistrano and Eric Steinmann, as representative of the persons listed on Schedule 1 thereto (the "Members"). The transaction contemplated by the Merger Agreement was consummated on October 1, 2001.

     Pursuant to a warranty escrow agreement an aggregate of 230,988 shares of Common Stock, or twenty-two percent (22%) of the total number of shares of Common Stock issued, have been deposited in an escrow account in connection with the transaction (the "Escrow Shares"). The Escrow Shares have been deposited in order to ensure that the representations, warranties and covenants made by the former Treyarch Members under the Merger Agreement are not breached and in order to provide a source of indemnification to Activision pursuant to the Merger Agreement. The Escrow Shares are also subject to release from escrow upon fulfillment of certain software program delivery and ranking requirements and certain revenue requirements, as described in the Merger Agreement. In addition, in the event certain of the software program delivery and ranking requirements are met, certain of the Selling Stockholders are entitled to receive, in addition to the Escrow Shares, an aggregate of 23,098 shares of Common Stock (the "Additional Shares").

     This prospectus supplement reflects the release from escrow of 92,395 Escrow Shares and the issuance of 9,240 Additional Shares, as a result of the fulfillment of some of the conditions described above. 138,593 Escrow Shares remain in escrow, and 13,858 Additional Shares remain to be issued, pending fulfillment of the conditions described above. We will issue a prospectus supplement to reflect any increase in the number of Escrow Shares and Additional Shares offered for sale.

     Prior to the acquisition of Treyarch by Activision, Treyarch was a party to various development agreements with Activision. Other than such contracts and the fact that the Selling Stockholders are employees of Treyarch, which became a wholly owned subsidiary of Activision on October 1, 2001 pursuant to the Merger Agreement, none of the Selling Stockholders has had a material relationship with Activision within the past three years.